LIMITED POWER OF ATTORNEY FOR SEC FILINGS

        The undersigned, Craig R. Ramsey, hereby constitutes and appoints Maria Woods of National CineMedia, Inc. and subsidiaries, and their respective successors in office, and anyone of them, acting singly, as the undersigned's true and lawful attorney-in-fact to prepare, sign and file, on the undersigned's behalf, all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission and any stock exchange or similar authority as a result of the undersigned's ownership of, or transactions in, securities of National CineMedia, Inc. and subsidiaries, and to take any other action of any type in connection with the foregoing which, in the opinion of said attorney-in-fact, may be of benefit to, in the best interest of or legally required by the undersigned. The undersigned acknowledges that neither Maria Woods, or successors in office or substitutes of National CineMedia, Inc. is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        The authority herein conferred shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of, or transactions in, securities of National CineMedia, Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of this 30th day of April, 2013.

                                          By: /s/ Craig R. Ramsey
                                          Name: Craig R. Ramsey
                                          Title: Director